Exhibit 14.1

Code of Ethics and Whistleblower Policy Vinci Group FEBRUARY 2023

Code of Ethics and Whistleblower Policy Vinci Group

Índice

1.	Applicability	3

2.	Duties	3

3.	Compliance Department	4

4.	General Principles	4

5.	Ethics	4

6.	Conflicts of Interes	7

7.	Whistleblower Policy	7

8.	Sanctions	8

9.	Public Disclosures	9

10.	Updates	9

ANNEX I		10

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Code of Ethics and Whistleblower Policy Vinci Group

1.	Applicability

1.1

For the purposes of this Code of Ethics and Whistleblower Policy (“Code”), “Vinci” includes Vinci Partners Investimentos Ltda., Vinci Partners Investments Ltd., Vinci Gestora de Recursos Ltda., Vinci Capital Gestora de Recursos Ltda., Vinci Equities Gestora de Recursos Ltda., Vinci Soluções de Investimentos Ltda., Vinci Real Estate Gestora de Recursos Ltda., Vinci Infraestrutura Gestora de Recursos Ltda., Vinci GGN Gestão de Recursos Ltda., Vinci Assessoria Financeira Ltda., Vinci Asset Allocation Ltda, and SPS Capital Gestão de Recursos Ltda.

1.2	This Code applies to all partners, holders of administration or management officers, employees and trainees, regardless of the employment or corporate relations they have with Vinci (“Workers”).

1.2.1.	This Code does not apply to any Independent Directors of Vinci Cayman.

1.3

All Workers must perfectly understand the laws and rules applicable to Vinci, as well as the full contents of this Code. In case of doubt or need for advice, Workers must seek assistance from the Compliance Department.

1.4

All requests for authorization, direction or clarification from the Compliance Department must be sent to the email “compliance@vincipartners.com” at least two (2) business days in advance of the deadline for the Worker to need such authorization, direction or clarification.

1.5	By receiving this Code, the Worker will execute the “Commitment Liability” (Exhibit I), undertaking to care for the application and observance thereof.

1.6

This Code is part of the rules governing the labor relationship of Workers with Vinci. Failure to comply with this Code shall be regarded as a contractual breach, making the defaulting party subject to the applicable penalties. Vinci takes no responsibility for Workers violating the law or committing breaches while performing their functions. In case Vinci is held accountable or sustains losses of any nature for acts of their Workers, it may exercise its right to require compensation against those responsible, therefore.

2.	Duties

2.1.	The duties of the Workers are:

(a)	observe high standards of honesty, integrity, justice and professional conduct;

(b)	observe the principles of good standing and good faith, using all care and diligence that they would use in their own business;

(c)	use continued efforts to maintain and improve their professional skills ;

(d)	know and comply with all laws, rules and regulations issued by governmental self-regulated authorities, entities or agencies regulating and governing their professional activities;

(e)	not to violate or allow the direct or indirect violation of such laws, rules and regulations;

(f)	use care and exercise objective and professional and independent discretion;

(g)	clearly inform the format and general principles of investments processes whereby bonds and securities are selected, and portfolios are formed;

(h)	preserve the confidentiality of the information provided by the clients on a professional basis; and

(i)	prevent practices that may affect the fiduciary relationship currently existing with their clients.

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Code of Ethics and Whistleblower Policy Vinci Group

3.	Compliance Department

3.1. The Compliance Department is in charge of ensuring compliance with the procedures of Vinci and its Workers with all legal and regulatory requirements and directives. The Compliance Department is also in charge of regulating and supervising with independence and efficiency compliance with the regulations set forth in this Code of Ethics.

4.	General Principles

4.1. Vinci believes that the exercise of its activities and expansion of its business should be based on ethical principles shared by all its Workers. In search for growth and satisfaction of clients, Vinci will attempt to act with transparency and to comply with the laws, rules and respect any financial and capital markets players.

4.2. The search for development and growth of Vinci and defense of the interests of its clients will be based on the contents of this Code.

4.3. Vinci admits no statement of prejudice, which includes origin, race, religion, social class, gender, and disability.

5.	Ethics

Gifts and Enertainment

5.1. As a general rule, no Worker shall accept or give any bonuses, gifts or benefits from third parties that may constitute a conflict of interests with Vinci, especially in cases of clients, suppliers or competitors, except with the express authorization of the Compliance Department.

5.2. Not to be included by restriction in item 5.1 are gifts (i) without economic value and (ii) distributed as a courtesy, advertisement, or celebration in the special events or dates, provided they do not accumulatively exceed the amount of US $ 100.00 (one hundred dollars) within one year in relation to the same third party.

5.2.1. The amount provided for item 5.2 above shall not exceed R$ 392 (three hundred and ninety-two reais) or 1% of the pay cap for federal public servants, as provided for in Decree No. 10,889 of December 9, 2021 in the case of gifts received or delivered to federal, state or municipal public servants.

5.3. The rules set forth in the U.S. Regulatory Compliance Manual are applicable to Workers from Vinci Partners USA LLC.

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Code of Ethics and Whistleblower Policy Vinci Group

Relationship with Clients

5.4. Workers of Vinci will perform their activities with good faith, transparency, diligence and loyalty regarding their clients.

5.5. Workers of Vinci will perform their duties in order to attain the investment purposes of its clientsand avoid practices that would otherwise adversely affect the fiduciary relationship existing with its clients.

5.6. Observing the rights of clients shall be translated into concrete actions to achieve permanent satisfaction of its expectations regarding the services provided by Vinci. Client satisfaction is critical for Vinci and also has direct impact in its image. Thus, Workers shall attempt to meet, first of all, the interests of Vinci’s clients.

5.7. Relationships with clients shall be based on courtesy and efficient service, rigid risk control and provision of clear and objective information, as well as quick answers, even though they may be negative.

5.8. The information provided to clients shall be based on the law, directives and the ethical provisions contained in this Code.

5.9. Workers shall attempt to align the interests of clients with those of Vinci. No client shall have preferred treatment.

5.10. Information relating to Vinci’s clients are the sole ownership thereof and will be protected by confidentiality obligations, as set forth in the Commitment Liability and Non-Disclosure Agreement executed by Workers.

Relationship with Competitors

5.11. The principle of loyalty also applies to the relationship of the Workers with Vinci’s competitors that shall be based on compliance with the rules and criteria in force in the market.

5.12. Comments or rumors that may adversely affect the business or image of competitors will not be disclosed, and we will require mutual treatment.

5.13. Information that is relevant or concerns Vinci and its competitors may not be disclosed, except in exceptional cases with authorization of the Compliance Department.

Relationship with Suppliers

5.14. Vinci will honor any commitments undertaken with its suppliers.

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Code of Ethics and Whistleblower Policy Vinci Group

5.15. The choice of suppliers shall be informed by technical, professional and ethical criteria, at the discretion of Vinci. Principles and practices established in Vinci Know Your Client, Anti-Money Laundering and Combating Financing of Terrorism Policy must be observed. Workers in charge of the election process shall have an updated record of suppliers, and those regarding which there may exist any doubts on their conduct or ethical behavior will be eliminated.

Relationships in the Workplace

5.16. Workers will create a harmonious and respectful workplace that stimulates teamwork and a constant search for better results.

5.17. Vinci’s managers will be examples of good conduct for Workers.

5.18. Workers will have equal professional development opportunities, and the merits, skills, characteristics and contribution of each one of them will be acknowledged.

Relationship with the Media

5.19. Vinci will accept requests, whenever possible, as long as there are no legal or strategic hindrances, from media outlets that may request them.

5.20. Vinci’s spokespersons will be designated by the Management. The other Workers may only give information to journalists in general with authorization from the Compliance Department.

Ethical Standard of Conduct

5.21. When dealing with suppliers, clients and third parties in general, Workers must avoid situations that may cause conflicts between its personal interests and those of Vinci. Preventing conflict situations, even hypothetical or potential ones, is a duty of Workers.

5.22. Workers must always act to defend the interests of Vinci, and keep in secret any relevant businesses, transactions and information. The attitudes and behaviors of Workers must reflect their personal and professional integrity, and never jeopardize the financial and equity security or image of Vinci.

5.23. The following are expected conducts aligned with the values of Vinci:

(a)	acknowledge any mistakes and timely report them to their immediate superior;

(b)	question any directions that may be contrary to the principles and values set forth in this Code;

(c)	present suggestions for the purpose of improving the quality of the work and results of Vinci; and

(d)	inform the Compliance Department of any unethical or illegal attitudes that it may become aware of, as well as situations that may be characterized as conflicts of interest.

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Code of Ethics and Whistleblower Policy Vinci Group

Contribuitions to Political Parties and Candidates

5.24. Partners, Executive Officers, and Vinci Group companies are not allowed to contribute to political parties or candidates at any time.

5.25. Workers are allowed to contribute to political parties or candidates upon express authorization from the Compliance Department.

5.25.1. The request for authorization must include at a minimum, the following information (i) Political Party; (ii) candidate and (iii) value of contribution.

5.25.2. At its sole discretion and always acting in the best interests of Vinci Group, the Compliance Department has the right to deny the request mentioned in item 5.25.1.

6.	Conflicts of Interes

Conflicts of personal interest

6.1. All Workers shall perform their activities always in accordance with the interests and values of Vinci. Workers are allowed to hold shares in private companies as long as their businesses do not conflict with Vinci’s businesses.

6.1.1. All Workers who intend to act as directors and/or officers of any company not related to Vinci and its managed funds, must seek a specific pre-approval by the Compliance Department.

6.2. Workers shall observe the rules and procedures established in item 5 Ethics above, notifying the Compliance Department immediately should they have any doubts about how to proceed in a situation of potential conflict of interest.

Conflicts of interes related to investment funds managed by Vinci

6.3. Regarding the mitigation of potential conflicts of interest related to investment funds managed by Vinci, the criteria and procedures established in the Vinci Compliance Manual must be observed.

7.	Whistleblower Policy

Obligation to Report Violations or Suspected Violations

7.1. Workers having any information or knowledge regarding the existence of any violation or suspected violation of this Code have the duty of report the violation or suspected violation to the Hotline (the contact details for which are below), or the Compliance Department or the chairperson of the Audit Committee. Workers are also encouraged to raise any issues or concerns regarding Vinci’s business or operations. Failure to report a suspected or actual violation is itself a violation of this Code and may subject Workers to disciplinary actions, up to and including termination of employment or other relationship with Vinci or, potentially, legal action. Reports may be made on a completely confidential and anonymous basis. To the extent any investigation is necessitated by a report, Vinci will endeavor to keep the proceedings and the identity of the reporting associate confidential, except to the extent disclosure is required by law, regulation or court order or is necessary to permit a complete investigation of such report.

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Code of Ethics and Whistleblower Policy Vinci Group

7.2. Individuals should consider leaving, but are not required to leave, their name or a contact number when submitting a report. Such information may facilitate a more thorough and efficient investigation. The Compliance Department will strive to maintain the integrity and confidentiality of all compliance-related communications. However, in certain circumstances, the identity of the person reporting the issue may become known or may need to be revealed, particularly if federal or state enforcement authorities become involved in the investigation. Vinci cannot guarantee confidentiality, particularly when material evidence of a violation of the law is disclosed or if the person is identified during the normal course of an investigation.

Whistleblower Compliance Hotline for Confidential and Anonymous Reporting

7.3. If you are aware of any breach of this Code, you are obligated to report violations to the Hotline, or to the Compliance Department or to the chairperson of the Audit Committee. The Hotline is operated by a third-party service provider, which Vinci has engaged to receive such reports, the contact details for which are below. You may make such reports on a completely anonymous and confidential basis by contacting the Hotline. Workers may report to the Hotline any concerns he or she may have with respect to Vinci, including, but not limited to, concerns with Vinci’s business or operations, suspected violations of this Code, securities or antifraud laws, accounting issues, any law relating to fraud against stockholders, or any other issue concerning Vinci or such worker or other relationship with Vinci. Reports made to the Hotline will, in turn, be provided directly to the Compliance Department on an anonymous (to the extent the report was made anonymously) and confidential basis. The Hotline may be reached 24 hours a day, 7 days a week at the following internet address:

https://integritycounts.ca/org/vincipartners

Anti-Retaliation Pledge

7.4. Workers who in good faith (a) reports a suspected violation under this Code by any worker, or by Vinci or its agents acting on its behalf, or (b) raises issues or concerns regarding Vinci’s business or operations, in either case to the Hotline, to Compliance Department or to the chairperson of the Audit Committee, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, issue or concern, regardless of whether the suspected violation, issue or concern involves the associate, his or her supervisor or senior management of Vinci.

7.5. In addition, workers who in good faith reports a suspected violation under this Code that he or she reasonably believes constitutes a violation of a federal statute by Vinci, or its agents acting on its behalf, to a federal regulatory or law enforcement agency may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of his or her employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the associate, his or her manager or senior management of Vinci.

8.	Sanctions

8.1. Sanctions arising from noncompliance with the principles set forth in this Code will be defined by the Compliance Department. Among others, warning, suspension or termination penalties may be imposed for cause, without prejudice to the right of Vinci claiming indemnification for any losses borne thereby.

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Code of Ethics and Whistleblower Policy Vinci Group

8.2. Compliance Department may, in exceptional cases, at its sole discretion and in duly substantiated decisions, grant exceptions to rules defined in this Code.

9.	Public Disclosures

9.1. Vinci has a responsibility to provide full and accurate information in its public disclosures, in all material respects, about Vinci’s financial condition and results of operations. The reports and documents filed with or submitted to the Securities and Exchange Commission (SEC) and the other public communications shall include full, fair, accurate, timely and understandable disclosure.

10.	Updates

10.1. This code of ethics will be reviewed annually or within shorter periods of time, if necessary, considering the principles and directives set forth herein, as well as the applicable law.

10.2. All updates to this Code will be made available on Vinci’s intranet and website and will be binding on all Workers.

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Code of Ethics and Whistleblower Policy Vinci Group

ANNEX I

COMMITMENT AGREEMENT

By this policy I, ________________________________, registered with the Ministry of Finance under CPF No. ___________________, declare for due purposes that:

1.

I have received by electronic means an updated version of the Vinci Group’s Code of Ethics and Whistleblower Policy (“Code”), whose rules and policies have been previously explained to me and regarding which I had the opportunity to clear out my doubts. I read and understood the rules established in the Code and I hereby commit to follow such rules when performing my activities.

2.

I also undertake to inform immediately, in accordance with the procedures described in the Code, any fact that I may become aware of that may create a risk to the image of Vinci or whose communication is determined by the Code.

3.	I am aware that any failure to comply with the Manual may constitute gross violation and be subject to the applicable penalties, including my termination or dismissal for cause.

4.

I further declare my agreement to the Employee Privacy Policy and expressly authorize the transfer and use of my Personal Data in the manner described in said policy, as well as the use of my right to image, in a total and definitive way for use by the Vinci Group companies, in any and all material of a unique and exclusively institutional character, including photos, videos and documents, for disclosure to the general public and / or for internal use of the Vinci Group only.

5.

I authorize the use of images free of charge, covering the use of images throughout the national territory and abroad, including, but not limited to, internet sites, social media and electronics in general, marketing material, institutional presentations, advertisements in magazines and newspapers, therefore, I expressly waive any subsequent claim of any kind, moral or patrimonial.

6.

I am aware that sending and Processing of Personal Data and Sensitive Data, as defined under the Brazilian General Data Protection Act (the “LGPD”), will be necessary in order for Vinci to provide me and my dependents with benefits. Therefore, I hereby expressly consent to the Processing of my Personal Data and Sensitive Data, as prescribed in section 7, clause I of the LGPD and, if applicable, of the Personal Data and Sensitive Data relating to my dependents, including those who are minors, as required in section 14, paragraph 1 of the LGPD. In this context, I am aware that any organization that is a provider of benefits or any intermediary organizations may have access to the following Personal Data and Data, among others: taxpayer registration number (CPF), name, date of birth, bank information, health-insurance plan name, information on the use of health-insurance plan, etc.

7.

To be used only if handwritten signature is not possible: I have digitally signed this Commitment Agreement using the Clicksign platform, which I hereby acknowledge as valid for the purposes of section 10, paragraph 2 of provisional presidential decree MP No. 2.200-2, of 2001, and I am aware that (i) even though this Commitment Agreement has been digitally signed elsewhere, it is, for all purposes, deemed to have been signed in the city , as stated below, and (ii) for all purposes and effects, this Commitment Agreement is deemed to have been signed on the date referred to below, despite the date the last digital signature is added hereon.

[City], [•] [•], [•].

[WORKER]

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